Exhibit 10.23

Mercury Capital LLC

2021 Fillmore St. #2089
San Francisco, CA 94115

August 10, 2024

Via Electronic Mail

Freya Advisory, LLC

[omitted]

Email: [omitted]

Re:	Services Agreement

Dear Mr. Roy:

This letter agreement (this “Agreement”) sets forth certain mutual benefits and obligations of Freya Advisory, LLC (“Consultant”) and Mercury Capital LLC (the “Company”) with respect to certain services rendered by Consultant (the “Services”) with respect to Plum Acquisition Corp. III (the “SPAC”).

1. SERVICES.

1.1 The Services entail supervising and performing due diligence on potential business combination partners for the SPAC, and assisting with the negotiation and closing of any such business combination transaction in coordination with, and with direction from, the Company’s senior management.

1.2 The Company shall not control the manner or means by which Consultant performs the Services, including, but not limited to, the time and place Consultant performs the Services.

1.3 To the extent Consultant performs any Services on the Company’s premises or using the Company’s equipment, Consultant shall comply with all applicable policies of the Company.

1.4 The Company hereby recognizes the benefic received for the Services rendered by Consultant prior to the date hereof.

2. TERM. The term of this Agreement shall commence on August 10, 2024 and terminate upon the earlier of: (a) termination of this engagement at will in accordance with the terms of this Agreement; or (b) the consummation of a business combination. The period of time during which Company engages Consultant shall be referred to as “Term.”

3. SUCCESS FEE.

3.1 As compensation for the Services rendered by Consultant both before and during the Term, the Company shall cause the SPAC to pay the Consultant a success fee in the amount of $200,000 (Two Hundred Thousand Dollars) (the “Success Fee”) at the closing of the business combination involving the SPAC (the “Business Combination”).

August 10, 2024

3.2 Consultant agrees that, absent a written agreement signed by the Chief Executive Officer of the Company, Consultant shall not be entitled to any remuneration of any kind, other than that expressly set forth in this Agreement, for any Services Consultant performs for, or information Consultant provides to, the Company or any of its agents, during the Term.

3.3 Consultant acknowledges that you have not been promised, and are not entitled to, a position as an employee, contractor, or director, with the entity that results from any Business Combination into which the SPAC enters. Consultant agrees that no such promise shall be binding in the absence of a written agreement signed by the Company’s Chief Executive Officer.

4. CONFIDENTIALITY, NON-COMPETITION, AND NON-SOLICITATION.

4.1 Confidential Information. During the Term, Consultant may receive confidential and proprietary information relating to the Company’s business (the “Confidential Information”). Confidential Information will not, however, include information which (i) is or becomes publicly available other than as a result of Consultant’s disclosure in violation of this Agreement, (ii) is or becomes available to Consultant from a third party which, to Consultant’s actual knowledge is not bound by confidentiality obligations to the Company with respect to such information, (iii) is known to Consultant prior to disclosure by or from the Company or (iv) is or has been independently developed by Consultant without use of any Confidential Information. The Confidential Information may include, but is not limited to, confidential and proprietary information regarding the Company’s business strategies, financial information, internal organization, processes, methods, and know-how, as well as information of third parties as to which the Company has an obligation of confidentiality. Consultant agrees that the Confidential Information is the sole, exclusive and valuable property of the Company. Consultant also agrees not to use the Confidential Information other than to perform the Services, and not to disclose the Confidential Information, in whole or in part, in any form, to any third party (other than as reasonably necessary to perform the Services hereunder), either during or at any time after the Term. Consultant agrees any copies, reproductions or other derivatives of the Confidential Information shall remain the property of the Company and upon the expiration or termination of this Agreement for any reason, Consultant agree to immediately cease using and to promptly return to the Company all whole and partial copies, reproductions and any other derivatives of the Confidential Information provided to Consultant or otherwise in Consultant’s possession or under Consultant’s control and to destroy any and all copies thereof. This Section 5.1, 5.2, and 5.3 shall survive for a period of two years following the expiration or termination of this Agreement for any reason; following such period, the obligations set forth in this Section 5.1, 5.2 and 5.3 shall terminate.

August 10, 2024

(a) Notwithstanding the non-use and non-disclosure provisions of this Agreement, Consultant and the Company understand and agree that nothing in this Agreement prohibits Consultant from truthfully reporting to any governmental agency, governmental entity, or self-regulatory organization any information concerning possible violations of law, rule, or regulation, from cooperating with such agency, entity, or self-regulatory organization, or from taking other actions protected under state or federal law (including whistleblower laws that authorize or provide awards to those who report violations of law), in each case without prior notice to or authorization from the Company. Pursuant to 18 USC § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual suing an entity for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 USC § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 USC § 1833(b). Further, nothing in this Agreement prohibits Consultant from providing truthful testimony if compelled by law.

4.2 Non-Competition. Consultant agrees that during the Term and for a period of twelve (12) months after the termination of this Agreement, Consultant shall not, directly or indirectly, engage in, be employed by, consult with, or have any ownership interest in any business (a) prior to the consummation of a Business Combination, that competes with the Company or (b) after the consummation of a Business Combination, that competes with the target of a Business Combination, if any, within the United States.

4.3 Non-Solicitation of Employees. Consultant agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company during period commencing at the end of the Term and ending six (6) months after such date.

5. TERMINATION.

5.1 Consultant or the Company may terminate this Agreement, with 15 days prior written notice to the other party to this Agreement.

August 10, 2024

5.2 Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company’s written request, Consultant shall, within five calendar days, after such termination:

(a) deliver to the Company all work product and all hardware, software, or other materials provided for Consultant’s use by the Company;

(b) deliver to the Company all tangible documents and materials (and any copies) containing, reflecting, incorporating, or based on the Confidential Information;

(c) permanently erase all of the Confidential Information from Consultant’s computers and electronic devices; and

(d) certify in writing to the Company that Consultant has complied with the requirements of this clause.

6. OTHER BUSINESS ACTIVITIES. Consultant and the Company agree that you may be engaged or employed in any other business, trade, profession, or other activity which does not materially impair Consultant’s ability to provide the Services or place Consultant or you in a conflict of interest with the Company.

7. INDEMNIFICATION. The Company shall indemnify, out of the assets of the Company only (including cash and the proceeds from liability insurance, if any), and hold you harmless, to the fullest extent permitted by applicable law, from and in respect of all (a) reasonable fees, judgments, fines, costs, and expenses (including reasonable attorneys’ fees) as they are incurred in connection with, relating to or resulting from any claim, demand, action, suit or proceeding, and any appeal therefrom, relating to this Agreement, the Services, or the activities of the Company, its properties, business, or affairs, including without limitation, consummating an initial business combination on behalf of the Company or any other activities relating to Consultant’s responsibilities to the Company and (b) losses or damages resulting from such claims, demands, actions, suits or proceedings, and any appeal therefrom, including amounts paid in settlement or compromise (if recommended by attorneys for the Company) of any such claim, demand, action, suit or proceeding, and any appeal therefrom; provided, however, that this indemnity shall not extend to Consultant if Consultant acted with willful misconduct or gross negligence, if Consultant brings the claim, demand, action, suit, or proceeding, or with respect to any criminal action or proceeding where Consultant’s conduct was unlawful.

8. WAIVER OF TRUST. Consultant acknowledges that it has read the prospectus of the SPAC and understands that the SPAC has established the Trust Account referred to in the prospectus, and the Consultant agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account (“Claim”) and waives any Claim Consultant may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company and will not seek recourse against the Trust Account for any reason whatsoever.

9. ASSIGNMENT. Neither party shall assign any rights, or delegate or subcontract any obligations, under this Agreement without the other party’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the parties hereto and their respective successors and assigns.

August 10, 2024

10. MISCELLANEOUS.

10.1 All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this Section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees prepaid), facsimile or email (with confirmation of transmission). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving party has received the Notice and (b) the party giving the Notice has complied with the requirements of this Section.

10.2 This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. The provisions of this Agreement are for the sole benefit of the parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights to any third party (including any third party beneficiary rights).

10.3 This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto.

10.4 This Agreement and all related documents, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, are governed by, and construed in accordance with, the laws of the State of New York (including its statutes of limitations), without giving effect to principles of conflicts of laws. With respect to any disputes concerning this agreement or Consultant’s engagement, the parties consent to the exclusive jurisdiction of the state and federal courts with jurisdiction over New York County, New York. The parties waive any right to a trial by jury with respect to such disputes.

10.5 The invalidity, illegality, or unenforceability of any term of this Agreement shall not affect any other term of this Agreement and those other provisions shall remain effective and enforceable to the greatest extent permitted by law.

10.6 This Agreement may be executed in multiple counterparts and by facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

10.7 Sections 4, 7, 8, 9, and 11 shall survive the termination of this Agreement.

10.8 In any court action at law or equity that is brought by one of the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that party may be entitled.

[Signature Page Follows]

August 10, 2024

If this letter accurately sets forth our understanding, kindly execute the enclosed copy of this letter and return it to the undersigned.

Very truly yours,

MERCURY CAPITAL LLC

By:	/s/ Kanishka Roy
Name:	Kanishka Roy
Title:	Managing Member

ACCEPTED AND AGREED:

FREYA ADVISORY, LLC

By:	/s/ Kanishka Roy
Name:	Kanishka Roy
Title:	Manager

Dated: August 10, 2024